Exhibit 10.4

GT Solar 243 Daniel Webster Highway Merrimack, NH 03054, U.S.A.
Lowering the Cost	P +1 603 883 5200
of PV Manufacturing	F +1 603 595 6993
E info@gtsolar.com
W www.gtsolar.com

May 6, 2011

John R. Granara

36 Apache Way

Wilmington, MA 01887

Dear John,

Congratulations!  GT Solar Incorporated is pleased to confirm our offer of employment to you.  Upon acceptance of this offer, we look forward to your joining us on Tuesday, May 31, 2011 as Vice President Finance and Chief Accounting Officer. You will be located at the Nashua, NH office, reporting to me.

You will receive a biweekly salary of $9,038.46. ($235,000. when annualized).

You shall be eligible to participate in the GT Solar Management Incentive Program (MIP) at a target bonus in the amount of 40% of your base salary at 100% of plan objectives, prorated for partial year participation. You will be provided with a copy of the FY 2012 plan upon your start date.

Upon hire, you will receive an equity grant consisting of 40,000 restricted stock units, subject to all terms, restrictions, limitations and terminations set forth in the RSU Agreement, to be furnished by the Company. The restricted stock units shall vest 25% each year on the anniversary of issuance. Vesting is contingent upon continued employment with GT Solar.

Subject to the approval of the Compensation Committee of the Board of Directors, upon hire, you will be provided with Change In Control protection, with specific information dealing with your participation in the GT Solar equity program.

You will also be eligible to participate in the following benefits: Medical, Dental, Vision, Life and AD&D, Short Term and Long Term Disability, Flexible Spending Accounts, and the GT Solar Incorporated 401(k) Retirement Savings Plan. You will be eligible to receive paid time off annually in the amount of 3 weeks for purposes of vacation and 6 sick days.  The company also maintains 11 paid holidays annually.  Vacation and sick time are an accrued benefit. Details of these plans can be found on the benefit summary that is enclosed.

In accordance with our policy, this offer is contingent upon successfully completing pre-employment background and drug screening. Background checks may include criminal and credit history, verification of education and employment with your previous employers, as well as a five panel drug screen. Enclosed are forms for your reference.

A copy of the GT Solar Incorporated Proprietary Rights and Confidentiality Agreement is enclosed for your review and signature prior to employment.

As a condition of employment, you are required to show proof of citizenship, permanent residence in the U.S., or authorization to work in the U.S. within three business days of your date of hire. Employment at GT Solar Incorporated is at will. This letter provides a summary of the proposed key terms of your employment with the company; however none of the terms of this letter are  binding on either party.

This offer is valid for five working days from time of receipt.  After you have carefully read this letter and the GT Solar Incorporated Proprietary Rights and Confidentiality Agreement, please sign a copy of each and return to the Human Resources department in the enclosed FedEx envelope along with the background check authorization form.  Please retain one copy of each document for your files.

John, we are very pleased that you are joining the GT Solar team.  We feel confident that you can make a significant contribution to the success of our company and we look forward to working with you in the near future.  If you have questions, feel free to call me or Maria Fort, Staffing Manager at 603.204.2853.

Sincerely,

/s/Richard J. Gaynor

Richard J. Gaynor

Vice President and Chief Financial Officer

Agreed and acknowledged:

John R. Granara
Name (Print)

/s/John R. Granara	May 17, 2011
Signature	Date

May 31, 2011
Start Date